UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2014

USD Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36674	30-0831007
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street, Suite 2800

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(281) 291-0510

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Directors

Effective October 9, 2014, Dan Borgen, Sara Graziano, Douglas Kimmelman, Thomas Lane, Jane O’Hagan and Brad Sanders became members of the Board of Directors (the “Board”) of USD Partners GP LLC (the “General Partner”), the general partner of USD Partners LP (the “Partnership”). Ms. O’Hagan serves as member of the Board’s audit committee and conflicts committee. There are no arrangements or understandings between Ms. Graziano, Ms. O’Hagan and Messrs. Borgen, Kimmelman, Lane and Sanders and any other person pursuant to which Ms. Graziano, Ms. O’Hagan and Messrs. Borgen, Kimmelman, Lane and Sanders were appointed to the Board. Ms. Graziano, Ms. O’Hagan and Messrs. Borgen, Kimmelman, Lane and Sanders have no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Ms. O’Hagan will receive an annual compensation package valued at $200,000, of which one-third will paid in the form of cash and the remaining two-thirds will be payable in the form of a unit or unit-based award to be granted under the USD Partners LP 2014 Long-Term Incentive Plan.

Further, Ms. Graziano, Ms. O’Hagan and Messrs. Borgen, Kimmelman, Lane and Sanders will each be indemnified for his or her actions associated with being a director to the fullest extent permitted under Delaware law and will be reimbursed for all expenses incurred in attending to their duties as directors.

Item 8.01 Other Events.

Underwriting Agreement

On October 8, 2014, the Partnership entered into an underwriting agreement (the “Underwriting Agreement”), by and among the Partnership, the General Partner, USD Group LLC (“USD”), USD Logistics Operations, LP (the “Operating Company”), and USD Logistics Operations GP LLC (“Opco GP” and, together with the Partnership, the General Partner and the Operating Company, the “USD Entities”) and Citigroup Global Markets Inc. and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 9,120,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $17.00 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,093,545 Common Units, if any, on the same terms.

The material terms of the Offering are described in the prospectus, dated October 8, 2014 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on October 10, 2014 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-198500), initially filed by the Partnership on August 29, 2014.

The Underwriting Agreement contains representations, warranties and agreements of the USD Entities, as well as conditions to closing and termination provisions. The USD Entities have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Partnership, General Partner, USD and the officers and directors of the General Partner have agreed not to offer or sell any Common Units (or securities convertible into or exchangeable for Common Units), subject to certain exceptions, for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of Citigroup Global Markets Inc. and Barclays Capital Inc.

The Offering is expected to close on October 15, 2014. The Partnership will receive net proceeds (after deducting underwriting discounts and commissions and structuring fees, but before paying offering expenses) from the Offering of approximately $145.0 million. As described in the Prospectus, the Partnership will use the net proceeds of the sale of the Common Units, together with borrowings of $100.0 million under its new term loan facility, to:

•	to make a cash distribution to USD of $98.0 million and to reimburse USD for $7.5 million of fees and expenses related to the Offering;

•	to repay $97.8 million of existing indebtedness; and

•	to pay $2.0 million of fees and expenses in connection with its new revolving credit agreement and term loan.

The remaining approximately $39.7 million will be retained by the Partnership for general partnership purposes. As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters have in the past provided and may from time to time in the future provide commercial banking, investment banking and advisory services in the ordinary course of their business for the USD Entities and their respective affiliates for which they have received and in the future will be entitled to receive, fees and reimbursement of expenses. Affiliates of certain of the Underwriters are lenders under USD’s credit facility and, in that respect, may receive a portion of the net proceeds from the Offering.

The Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated October 8, 2014, among the Partnership, the General Partner, USD, the Operating Company, Opco GP and the Underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USD Partners LP

	By:	USD Partners GP LLC,
its general partner

Dated: October 14, 2014	By:	/s/ Daniel K. Borgen
Name: Daniel K. Borgen
Title: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated October 8, 2014, among the Partnership, the General Partner, USD, the Operating Company, Opco GP and the Underwriters named therein.